Exhibit 10.10
HAWKINS, INC.
2019 EQUITY INCENTIVE PLAN
Performance Stock Unit Award Notice and Restricted Stock Agreement
Hawkins, Inc. (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Award Notice and Restricted Stock Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Maximum Number of Units:	Unit Grant Date:
Performance Period Start Date:	Performance Period End Date:
Unit Vesting Date	Restricted Share Vesting Date
By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

PARTICIPANT:	HAWKINS, INC.
By:
Title:

HAWKINS, INC.
2019 Equity Incentive Plan
Performance Stock Unit Award Notice and Restricted Stock Agreement
Terms and Conditions
1.Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Maximum Number of Units specified on the cover page to this Agreement. The number of Units that will vest will be based on the results of the performance goals specified in Exhibit A to this Agreement. Each Unit that vests will entitle you to receive either (i) one restricted Share of the Company’s common stock (each a “Restricted Share”), which shall remain forfeitable by you until satisfaction of the vesting conditions set forth in Section 5(a) hereof, or (ii) one unrestricted Share of the Company’s common stock (each an “Unrestricted Share”), as hereinafter provided for in this Agreement.
2.Nature of Units. The Units granted pursuant to this Agreement are bookkeeping entries only and do not provide you with any dividend, voting or other rights of a shareholder of the Company. The Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in Sections 3 or 4 of this Agreement are satisfied. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be void and without effect. Any determination of a number of Units to vest under this Agreement will be rounded up to the nearest whole Unit.
3.Vesting and Forfeiture of Units. Except as otherwise provided in Section 4 hereof and subject to Section 6 hereof, if, after the Performance Period (as defined in Section 7 hereof) has concluded, the Committee certifies (the “Committee Certification”) that the Company achieved at least the Minimum Performance Threshold set forth in Exhibit A to this Agreement, then a number of Units, as determined by the procedures set forth in Exhibit A, will vest immediately. As soon as practicable after the Committee Certification, but no later than July 15 of the Company fiscal year following the end of the Performance Period, the Company will cause to be issued to you (or your beneficiary or personal representative) one Restricted Share in payment and settlement of each vested Unit. Immediately after the Committee Certification, all unvested Units shall be immediately forfeited.
4.Acceleration of Vesting.
a.Death or Disability. If your Service terminates by reason of your death or Disability at any time during the Performance Period, then a number of Units, as would be determined by the procedure set forth in Exhibit A if the Company were to achieve 100% of the Performance Target, will vest immediately. As soon as practicable after your Service terminates due to death or Disability, but in no event later than two and one-half months after the later of the end of the calendar year or the end of the Company fiscal year in which the death or determination of Disability occurred, the Company will cause to be issued to you (or your beneficiary or personal representative) one Unrestricted Share in payment and settlement of each vested Unit. You shall forfeit all remaining unvested Units.
b.Corporate Transaction. In the event of a proposed Corporate Transaction, then one of the following must occur:
i.If, pending the Corporate Transaction, the Committee determines that this Award will not continue after the Corporate Transaction or that the successor entity (or its parent) will not agree to provide for the assumption or replacement of this Award with a comparable equity-based award covering shares of the successor entity (or its parent) that would equitably preserve the compensation element of this Award at the time of the Corporate Transaction, then either:
1.If the Corporate Transaction occurs during the Performance Period, then a number of Units, as would be determined by the procedure set forth in Exhibit A if the Company were to achieve 100% of the Performance Target, will vest, and the Company shall cause to be issued to you one Unrestricted Share in payment and settlement of each vested Unit, immediately before the consummation of the Corporate Transaction. You shall forfeit all remaining unvested Units.
2.If the Corporate Transaction occurs between the end of the Performance Period and the Restricted Share Vesting Date, all of the Restricted Shares granted or to be granted under this Agreement will vest and cease to be subject to forfeiture under Section 5(b) hereof immediately before the consummation of the Corporate Transaction. If audited financial information for the Performance Period is unavailable before the consummation of the Corporate Transaction, the Committee will perform the procedure set forth in Exhibit A using such financial information as may be available to it at the time.
ii.If, in connection with the Corporate Transaction, Section 4(b)(i) hereof is not applicable and this Award is continued, assumed or replaced by a comparable equity-based award covering shares of the successor entity (or its parent) that equitably preserves the compensation element of this Award at the time of the Corporate Transaction, and if your Service is terminated by the employer for reasons other than Cause or is terminated by you for Good Reason (as defined in Section 7 hereof), then
1.If your Service terminates during the Performance Period, then a number of Units, as would be determined by the procedure set forth in Exhibit A if the Company were to achieve 100% of the Performance Target, will vest immediately upon your termination of Service. As soon as practicable after the termination of Service, but in no event later than two and one-half months after the later of the end of the calendar year or the end of the Company (or successor entity) fiscal year in which the termination of Service occurred, the Company or its successor entity shall cause to be issued to you one Unrestricted Share or, the equivalent in shares of stock in the surviving corporation, in payment and settlement of each vested Unit. You shall forfeit all remaining unvested Units.
2.If your Service terminates between the end of the Performance Period and the Restricted Share Vesting Date, all of the Restricted Shares granted or to be granted under this Agreement, or equivalent shares of stock in the surviving corporation, will vest and cease to be subject to forfeiture under Section 5(b) hereof immediately upon your termination of Service. If audited financial information for the Performance Period is unavailable before the termination of Service, the Committee will perform the procedure set forth in Exhibit A using such financial information as may be available to it at the time.
c.Change in Control. If a Change in Control as defined in Section 7(a)(i) that does not involve a Corporate Transaction occurs and your Service is terminated by the employer for reasons other than Cause or is terminated by you for Good Reason (as defined in Section 7 hereof) while this Award is still outstanding, then one of the following must occur:
i.If your Service terminates during the Performance Period, then a number of Units, as would be determined by the procedure set forth in Exhibit A if the Company were to achieve 100% of the Performance Target, will vest immediately upon your termination of Service. As soon as practicable after the termination of Service, but in no event later than two and one-half months after the later of the end of the calendar year or the end of the Company (or successor entity) fiscal year in which the termination of Service occurred, the Company shall cause to be issued to you one Unrestricted Share in payment and settlement of each vested Unit. You shall forfeit all remaining unvested Units.
ii.If your Service terminates between the end of the Performance Period and the Restricted Share Vesting Date, all of the Restricted Shares granted or to be granted under this Agreement will vest and cease to be subject to forfeiture under Section 5(b) hereof immediately upon your termination of Service.

5.Restricted Shares.
a.Vesting of Restricted Shares. Subject to Section 6 hereof, all Restricted Shares granted pursuant to this Agreement that have not already vested under Section 4 hereof shall cease to be subject to forfeiture under Section 5(b) hereof upon the Restricted Share Vesting Date specified on the cover page of this Agreement.
b.Restricted Share Forfeiture Events. Upon the occurrence of a Restricted Share Forfeiture Event (as defined below), you shall immediately forfeit to the Company all of the Restricted Shares that have not become vested pursuant to this Agreement, and upon such forfeiture you shall immediately return any stock certificates representing the forfeited Restricted Shares and execute and deliver such stock powers as the Company may request. The Restricted Shares that are forfeited pursuant to the previous sentence shall become authorized but unissued shares of the Company’s capital stock. A “Restricted Share Forfeiture Event” means any of the following events:
i.any attempt to transfer or otherwise dispose of any of the Restricted Shares, or to levy any attachment or pursue any similar involuntary process with respect to any Restricted Shares, in violation of Section 5(c) hereof; or
ii.your termination of Service as contemplated by Section 6(a) hereof.
c.Limitation on Transfer. Until such time as the Restricted Shares have become vested under Section 5(a) hereof or such earlier time as is otherwise provided for herein, you shall not transfer the Restricted Shares and the Restricted Shares shall not be subject to pledge hypothecation, execution, attachment or similar processes. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares contrary to the provisions of this Agreement and any attempt to levy any attachment or pursue any similar process with respect to the Restricted Shares shall be null and void.
d.Shareholder Rights. Upon the issuance of Restricted Shares, you shall have all of the rights of a shareholder of the Company with respect to those Restricted Shares, except as otherwise specifically provided in this Agreement.
e.Restrictive Legends and Stop-Transfer Orders.
i.Legends. The certificate or certificates representing the Restricted Shares shall bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions set forth in this Agreement:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE PARTICIPANT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
ii.Stop-Transfer Notices. You agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
iii.Refusal to Transfer. The Company shall not be required to (1) transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (2) treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

6.Service Requirement.
a.Termination for Cause or without Good Reason. In the event that your Service is terminated at any time (i) by the Company with Cause or (ii) voluntarily or involuntarily by you other than for Good Reason, then you shall immediately forfeit to the Company all Units and Restricted Shares granted under this Agreement that have not otherwise previously vested as of the date your Service is terminated.
b.Termination without Cause or for Good Reason. Except as otherwise provided in Section 4 hereof, in the event that your Service is terminated during the Performance Period (i) by the Company other than for Cause or (ii) voluntarily by you for Good Reason, then you shall continue to be eligible to have a number of Units vest in accordance with Section 3 hereof (as determined by the procedure set forth in Exhibit A) as if your Service continued until the end of the Performance Period. As soon as practicable after the Committee Certification provided for in Section 3 hereof, but no later than July 15 of the Company fiscal year following the end of the Performance Period, the Company will cause to be issued to you (or your beneficiary or personal representative) one Restricted Share in payment and settlement of each vested Unit, if any. You shall forfeit all remaining unvested Units. For purposes of clarification, any and all Restricted Shares issued to you in accordance with this Section 6(b) will be subject to forfeiture only in connection with a breach of Section 5(b)(i) hereof.
7.Definitions. The following terms used in this Agreement will have the meanings indicated (with any capitalized term used in such definitions but not defined in this Agreement having the meaning assigned to it in the Plan):
a.“Change in Control” means one of the following:
i.An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:
A.any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;
B.any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or
C.any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 20% of the Company’s Voting Securities.
If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 20% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 20% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 7(a)(iii).
ii.Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.
iii.A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 7(a) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
b.“Good Reason” means what the term is expressly defined to mean in a then-effective employment agreement between you and the Company, or in the absence of any such then-effective agreement or definition, means any of the following conditions arising without your consent, provided that you have first given written notice to the Company of the existence of the condition within 90 days of its first occurrence, and the Company has failed to remedy the condition within 30 days thereafter:
i.a decrease in your base salary;
ii.a material diminution in your authority, duties, or responsibilities;
iii.relocation of your principal office more than 50 miles from its current location; or
iv.any other action or inaction that constitutes a material breach by the Company of any terms or conditions of any agreement between the Company and you, which breach has not been caused by you.
c.“Performance Period” means the period beginning on the Performance Period Start Date and ending on the Performance Period End Date as specified on the cover page to this Agreement.
8.General Provisions.
a.Withholding Taxes. The parties hereto recognize that the Company or a Subsidiary may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that you elect under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon your receipt of the Restricted Shares. You hereby authorize the Company (or any Subsidiary) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You may satisfy such withholding tax obligations by having the Company (or the Subsidiary) withhold a number of Shares that would otherwise be issued to you in settlement of this Award and that have a Fair Market Value equal to the amount of such withholding tax obligations. Unless you notify the Company (or the Subsidiary) otherwise, the Company (or the Subsidiary) will assume you are satisfying your tax withholding obligations as provided in the previous sentence. You further acknowledge that the Company has directed you to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which you may reside, and the tax consequences of your death.
b.No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.
c.Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
d.Governing Law. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Minnesota, without giving effect to the choice of law principles thereof.
e.Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this

Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.
f.Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives and assigns, and on the successors and assigns of the Company.
g.Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).
h.Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

EXHIBIT A
Vested Unit Determination Procedure

Target Unit Amount:	Performance Target:
Performance Metric:
Minimum Performance Threshold:	Maximum Performance Threshold:
The number of Units that will vest upon the Committee Certification or such other event as provided for in the Agreement will be determined as follows:
1.The Performance Metric (set forth above) identifies the quantitative performance measure or combination of quantitative performance measures that the Committee will use to determine performance.
2.The Performance Target (set forth above) (“PT”) represents the target value of the Performance Metric for the Performance Period.
3.The Target Unit Amount (set forth above) represents the number of Units that will vest if exactly 100% of the Performance Target is achieved.
4.The actual value of the Performance Metric for the Performance Period (“Actual Performance,” or “AP”) will be determined after audited Company financial information becomes available for the Performance Period.
5.Based on Actual Performance, the number of Units that will vest will be determined from one of the following formulas (rounded up to the nearest whole Unit):

Portion of Performance Target Achieved	Number of Units Vested
< Minimum Performance Threshold	None
≥ Minimum Performance Threshold & ≤ Maximum Performance Threshold	Target Unit Amount × ((AP/PT – 1) × 2.5) + 1)
> Maximum Performance Threshold	Target Unit Amount × 1.5
The practical impact of these formulas is:
•If Actual Performance is below the Minimum Performance Threshold, then no Units will vest.
•If Actual Performance is equal to or between the Minimum Performance Threshold and the Maximum Performance Threshold, then the number of Units that will vest is based on a sliding scale between a minimum of 50% of the Target Unit Amount if Actual Performance equals the Minimum Performance Threshold and a maximum of 150% of the Target Unit Amount if Actual Performance equals the Maximum Performance Threshold.
•If Actual Performance exceeds the Maximum Performance Threshold, then a maximum of 150% of the Target Unit Amount will vest.
6.For example:
a.If Actual Performance is $110, the Performance Target is $100, and the Target Unit Amount is 100 Units:
Number of Units Vested = 100 × ((110/100 – 1) × 2.5) + 1) = 125 Units
Therefore, 125 Units would vest under the applicable formula.
b.If Actual Performance is $90, the Performance Target is $100, and the Target Unit Amount is 100 Units:
Number of Units Vested = 100 × ((90/100 – 1) × 2.5) + 1) = 75 Units
Therefore, 75 Units would vest under the applicable formula.